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                                                                    Exhibit 10.2

                        Transaction Success Bonus Plan


On February 27, 2002, in connection with the consideration by the Board of Directors of the Company of strategic alternatives and in order to enhance stockholder value, the Compensation Committee of the Board of Directors of the Company approved a Transaction Success Bonus Plan (the "Plan") for the three executive officers of the Company, Messrs. Sahakian, Kervandjian and Petrick. The Compensation Committee amended and restated the Plan on October 11, 2002, to ensure that it covered all forms of transactions and that all consideration is taken into account. Effective April 28, 2003, the Committee amended the Plan further, to ensure that it accurately reflected the goals the Committee intended to set. The Plan now reads as follows:

1. For the purposes of the Plan, "Transaction Consideration" means (A) the gross value of all cash, securities, inventory and other property paid directly or indirectly by an acquiror to the Company and the amount of all indebtedness of the Company assumed by the acquiror, directly or indirectly, in connection with a transaction that is consistent with the strategies considered by the Board at its February 2002 meeting (increased by any repayments of debt related to the divestiture program and made on or after October 1, 2002), minus (B) the sum of
(i) all payments reasonably estimated by the Compensation Committee to be due from the Company as a result of the transaction and (ii) the amount of commissions, fees and expenses payable to the Company's investment bankers and the amount of fees and expenses payable to the Company's professional advisors in connection with the transaction.

2. For the purposes of the determination of Transaction Consideration, the value of any securities or other property shall be determined as follows: (i) the value of securities that are freely tradeable in an established public market will be determined on the basis of the average closing market price on the last five trading days immediately prior to the closing of the transaction and (ii) the value of securities that are not freely tradeable or have no established public market shall be the fair market value thereof, as reasonably determined by the Company and the financial advisor that assists the Company with the transaction. Amounts paid into escrow and contingent payments in connection with any transaction will be included as part of the Transaction Consideration. If the consideration in connection with any transaction may be increased by any contingent payments related to future events, the amount of the pool will be determined based on the Compensation Committee's good faith estimate of the net present value of any contingent payments.

3. The Plan provides a bonus pool of (i) $500,000 if the "Transaction Consideration" is at least equal to ***, or (ii) $250,000 if the "Transaction Consideration" is at least equal to *** in the event of a transaction in which of all of the Company's outstanding common stock is acquired or a sale of all or substantially all of the Company's assets occurs (a "Fundamental Transaction"). For each *** or more over the threshold, the bonus pool is increased by $50,000 to a maximum pool of $1.0 million if the Transaction Consideration exceeds ***, or a pool of $500,000 if the Transaction Consideration is at least *** in the event of a Fundamental Transaction. In the event of a Fundamental

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Transaction, if the Transaction Consideration exceeds ***, an additional
$100,000 is added to the pool, to a maximum total pool of $1.5 million, for each *** million over ***, up to Transaction Consideration of a maximum of ***.

4. The bonus pool will be allocated 50% to Mr. Sahakian and 25% each to Messrs. Kervandjian and Petrick.

5. Payment (subject to applicable tax withholding) will be made within 30 days after the Compensation Committee determines the results, expected to be within 30 days after the closing of a transaction (if more than one transaction, the results will be determined on a cumulative basis). The Committee has the discretion to make all necessary decisions and determinations under the Plan. The Company agrees to pay all legal fees incurred by participant in connection with enforcing his rights to payment hereunder.



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***This portion has been redacted pursuant to a confidential treatment request.